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              HIGH COUNTRY BANCORP, INC.
         MANAGEMENT RECOGNITION PLAN COMMITTEE

                    NOTICE OF AWARD
                    ---------------

     WHEREAS, the Board of Directors of High Country Bancorp,
Inc. (the "Company") has previously adopted the High Country
Bancorp, Inc. Management Recognition Plan (the "Plan"); and

     WHEREAS, the Board of Directors of the Company has previously appointed Directors Mitchell, Glenn, Young, and Harsh as members of the Management Recognition Plan Committee (the
"Committee") pursuant to the terms of the Plan, and by resolution dated _____________ __, 199_ the Committee made awards under the Plan.

     PLEASE TAKE NOTICE, that the following individual be granted an award under the Plan ("Plan Share Award"), effective
__________________________:

                                    Number of Shares Subject to
      Recipient                          Plan Share Award
      ---------                     ---------------------------

     ____________________                      ____


     AND BE IT FURTHER RESOLVED, that the Plan Share Award specified herein shall be subject to the restrictions and other provisions of Section 7.01 of the Plan.

Date of Notice:

_____________, 199__

                              HIGH COUNTRY BANCORP, INC.
                              MANAGEMENT RECOGNITION PLAN
                              COMMITTEE

                              By: _________________________
                                  Its Chairman